EXHIBIT 99.1

RANCHER ENERGY CORP. FILES FOR CHAPTER 11 REORGANIZATION; NORMAL OPERATIONS CONTINUING AND UNAFFECTED

October 28, 2009 6:56 PM ET

Rancher Energy Corp. (OTCBB: RNCH) today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Rancher Energy Corp. intends to continue normal business operations today and throughout its reorganization process. Specifically, it expects to continue to:

     -- Provide employee wages, healthcare coverage, vacation, sick leave and similar benefits without interruption; and

     --   Pay   suppliers   for  goods  and   services   received   during   the
          reorganization process.

"Rancher Energy is committed to continuing its business and successfully emerging from the reorganization process," said Jon Nicolaysen, President and CEO. "To be clear, we filed to restructure our debt and finances and our customers and employees can be confident that we intend to keep producing oil."

"By filing for Chapter 11, we will now have the time and legal protection necessary to obtain additional financing and enhance our liquidity."

Rancher Energy's Chapter 11 case was filed today in U.S. Bankruptcy Court for the District of Colorado. Rancher will be filing motions with the Court seeking interim relief that will ensure the Company's continued ability to conduct normal operations, including the ability to:

     -- Provide employee wages, healthcare coverage, vacation, sick leave and similar benefits without interruption;

     --   Use cash collateral to pay employees, suppliers and vendors; and

     --   Retain necessary professionals to assist in the reorganization.


Rancher Energy's principal bankruptcy counsel is Dufford & Brown, P.C.


About Rancher Energy Corp.


Rancher Energy Corp. develops and produces oil in North America. It operates three fields, including the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field in the Powder River Basin, Wyoming in the Rocky Mountain region of the United States. The company was formerly known as Metalex Resources, Inc. and changed its name to Rancher Energy Corp. in April 2006. Rancher Energy Corp. was founded in 2004 and is headquartered in Denver, Colorado.

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Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2009.

CONTACT:
Rancher Energy Corp. Investor Relations
(303) 629-1125